SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                ____________

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 1 - 40


                            PACIFIC ENTERPRISES
           (Exact name of registrant as specified in its charter)

                     555 West Fifth Street, Suite 2900
                          Los Angeles, California
                                 (213) 895-5000
            (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         Common Stock, no par value
          (Title of each class of securities covered by this form)

                       Preferred Stock, no par value
                               $4.75 dividend
                               $4.50 dividend
                               $4.40 dividend
                               $4.36 dividend
           (Title of all other classes of securities for which a
         duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) [X]   Rule 12h-3(b)(1)(i)  [X]
           Rule 12g-4(a)(1)(ii)[ ]   Rule 12h-3(b)(1)(ii) [  ]
           Rule 12g-4(a)(2)(i) [ ]   Rule 12h-3(b)(2)(i)  [  ]
           Rule 12g-4(a)(2)(ii)[ ]   Rule 12h-3(b)(2)(ii) [  ]
           Rule 15d-6          [ ]

 Approximate number of holders of record as of certification or notice date:
 None.



 Date:  June 29, 1998               By: /s/ Frederick E. John
                                        _________________________
                                        Name:  Frederick E. John
                                        Title: Senior Vice President